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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements of Mpower Holding Corporation on Form S-3 (Nos. 333-112457 and 333-109998) and Form S-8 (Nos. 333-111083, 333-110089, 333-106279, 333-97617) of our report dated
March 24, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the consolidated financial statements in conformity with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code), appearing in the Annual Report on Form 10-K of Mpower Holding Corporation for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Rochester, New York
March 30, 2004